Exhibit 99.1

WM Technology, Inc. Reports Second Quarter 2022 Financial Results

Second Quarter Revenue increased to $58.3 million representing growth of 24% year-over-year

Co-Founder Douglas Francis appointed Executive Chair

Irvine, Calif. -- August 9, 2022 -- WM Technology, Inc. (“WM Technology” or the “Company”) (Nasdaq: MAPS), a leading technology and software infrastructure provider to the cannabis industry, today announced its financial results for the second quarter ended June 30, 2022.

“Our second quarter results demonstrates how our strategy continues to drive growth for WM Technology as we grew our second quarter net revenue by 24% year-over-year to reach $58 million and increased Average Monthly Paying Clients to 5,537, both quarterly records,” said Chris Beals, CEO of WM Technology. “We believe these results again demonstrate how WM Technology is the enduring platform for the cannabis end-markets. And while the current macro environment, including challenges specific to the cannabis end-markets, did impact our results, our pace of innovation and continuing to deliver healthy returns to our clients resulted in us achieving growth that exceeded our end markets by a wide-margin. Clients continue to rely on our marketplace and WM Business solutions to help grow their own businesses. For that reason, we remain focused on executing against our plans to establish the Weedmaps marketplace as the center of commerce for cannabis consumers and WM Business as the software solution of choice for cannabis businesses.”

“We continue to lean into the tremendous opportunity ahead of us and are focused on driving both near and long-term sustainable growth and profitability,” said Arden Lee, CFO of WM Technology. “In this environment, we also understand the need for prudent operational and investment decision making and we have taken steps to ensure these remain the case. We are as confident as ever in our business model and strategy.”

Second Quarter 2022 Financial Highlights

•Revenue increased to $58.3 million, up 24% from the second quarter of 2021.
◦Monthly active users(1) increased to 17.4 million at June 30, 2022, up 41% compared to the prior year period
◦Average monthly revenue per paying client(2) decreased to $3,509, a 5% decrease compared to the prior year period.
◦Average monthly paying clients(3) increased to 5,537, a 31% increase compared to the prior year period.
•Gross Profit was $54.4 million implying a 93% margin rate, which reflects a 250bps margin reduction from the prior year given investments made in new client solutions, our WM AdSuite offering and continued investment in data initiatives.
•Net income was $19.8 million as compared to net income of $16.8 million from the prior year period.
•Adjusted EBITDA(4) was $(0.6) million as compared to $8.5 million from the prior year period.
•Basic and diluted net income per share was $0.14 and $0.13 based on 86.4 million and 87.2 million of Class A Common Stock weighted average shares outstanding, respectively.
•Total shares outstanding across Class A and Class V Common Stock is 145.3 million as of June 30, 2022.
•Cash totaled $47.6 million as of June 30, 2022, with no long-term debt.

Reconciliations of GAAP to non-GAAP financial measures have been provided in the tables included in this release.

______________________________
(1)See “Definition of Key Operating and Financial Metrics—Monthly Active Users” below for additional information regarding MAUs.
(2)Average monthly revenue per paying client is defined as the average monthly revenue for any particular period divided by the average monthly paying clients in the same respective period.
(3)Average monthly paying clients are defined as the average of the number of paying clients billed in a month across a particular period (and for which services were provided).
(4)For further information about how we calculate EBITDA and Adjusted EBITDA as well as limitations of their use and a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), see “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” below.

Second Quarter 2022 Operational Highlights

•We grew Average Monthly Paying Clients by over 30% vs. last year, with many of these clients coming from regions where our licensee share is under 50%, demonstrating our ability to execute in newer markets
•Rolled out new client tools including self-serve analytics and improvements to our Deals offering, allowing a more streamlined Deal creation and scheduling process
•Launched two delivery features which create a better user experience:
◦Scheduled Delivery Orders which allow users to schedule specific time-slots for receiving delivery orders. With scheduled delivery orders, our users can now order confidently with precise delivery times
◦Express Delivery Menus which support “ice cream truck” delivery models launched in California and Michigan. This feature enables clients to showcase limited menus that offer shorter delivery time periods
•We continue to expand our integrations and API platform, WM Connectors as well as our partner program. Through the quarter, we expanded our menu, orders, loyalty and deals integration products to our clients
•Continued to increase consumer awareness and brand recall of the Weedmaps marketplace, both in underpenetrated existing markets as well as new markets
•Expanded cross-product adoption efforts as clients are now using 4 solutions on average of our dozen plus distinct solutions

Second Half and Full Year 2022 Business Outlook

Based on current business trends and conditions, we are planning against an outlook where total revenue is flat-to-down in the mid-single digit percent area on a year-over-year basis for the second half, which implies a low double-digit percent growth rate for the full year 2022. We expect to end the year with positive Adjusted EBITDA for the full year 2022.

The guidance provided above is only an estimate of what we believe is realizable as of the date of this release. This guidance assumes that no business acquisitions, investments, restructurings, or legal settlements are concluded in the quarter. Our results are based on assumptions that we believe to be reasonable as of this date, but may be materially affected by many factors, as discussed below in “Forward-Looking Statements.” Actual results may vary from the guidance and the variations may be material. We undertake no intent or obligation to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law.

Co-Founder Douglas Francis Appointed Executive Chair

WM Technology also announced that the Company’s Board of Directors has appointed WM Technology’s co-founder Douglas Francis as Executive Chair. In this newly created role, Mr. Francis will provide additional oversight and directly engage with management in developing the Company’s strategy and driving its execution.

Mr. Francis said, “As one of the leading technology and software providers to the cannabis industry, Weedmaps is ideally positioned to professionalize the cannabis marketplace, creating value for consumers and compelling returns for our shareholders. I have been a part of the Company for over 14 years and am excited to again be directly involved with management as we deliver on our mission to power a transparent and inclusive global cannabis economy.”

About Douglas Francis

In 2008, Mr. Francis co-founded Legacy WMH, the predecessor company to WM Technology. He served as the Company’s President from 2009 to 2016 and as Chief Executive Officer from 2016 until 2019.

Mr. Francis was appointed Chairman in 2019, serving in that role until 2021 when he became a member of the WM Technology Board of Directors. Mr. Francis has served in management positions in each of Legacy WMH’s current subsidiaries.

Mr. Francis holds a B.S. in Business Administration and Management from Chapman University.

Conference Call Details

The Company will host a conference call and webcast today, Tuesday, August 9, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Participants may register for the call at https://edge.media-server.com/mmc/p/83rej9hw. A live webcast of the call will also be available on the WM Technology investor relations website at ir.weedmaps.com.

Earnings Presentation Details

A presentation with information on our Second Quarter 2022 earnings results can be found at ir.weedmaps.com at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

About WM Technology

Founded in 2008, WM Technology operates a leading online marketplace with a comprehensive set of eCommerce and compliance software solutions sold to retailers and brands in the U.S. state-legal and Canadian cannabis markets. The Company’s mission is to power a transparent and inclusive global cannabis economy. We address the challenges facing both consumers seeking to understand cannabis products and businesses who serve cannabis users in a legally compliant fashion with our Weedmaps marketplace and WM Business software solutions. Over the past 13 years, we have grown the Weedmaps marketplace to become a premier destination for cannabis consumers to discover and browse information regarding cannabis and cannabis products, permitting product discovery and order-ahead for pickup or delivery by participating retailers. WM Business is a set of eCommerce-enablement tools designed to help our retailer and brand clients get the best out of their Weedmaps experience, while creating labor efficiency and managing their compliance needs.
WM Technology holds a strong belief in the power of cannabis and the importance of enabling safe, legal access to consumers worldwide. Since inception, WM Technology has worked tirelessly, not only to become the most comprehensive platform for consumers, but to build the software solutions that power businesses compliantly in the space, to advocate for legalization, social equity, and licensing in many jurisdictions, and to facilitate further learning through partnering with subject matter experts on providing detailed, accurate information about the plant.
Headquartered in Irvine, California, WM Technology supports remote work for all eligible employees. Visit us at www.weedmaps.com.

Forward-Looking Statements

This press release includes “forward-looking statements” regarding our future business expectations which involve risks and uncertainties. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and projections of market opportunity and market share. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including the Company’s financial and business performance, including key business metrics and any underlying assumptions thereunder; market opportunity and the Company’s ability to acquire new customers and retain existing customers; expectations and timing related to commercial product launches; success of the Company’s go-to-market strategy; ability to scale its business and expand its offerings; the Company’s competitive advantages and growth strategies; the Company’s future capital requirements and sources and uses of cash; the Company’s ability to obtain funding for our future operations; the outcome of any known and unknown litigation and regulatory proceedings; changes in domestic and foreign business, market, financial, political and legal conditions; risks relating to the uncertainty of the projected financial information with respect to the Company; future global, regional or local economic and market conditions affecting the cannabis industry; the development, effects and enforcement of and changes to laws and regulations, including with respect to the cannabis industry; the Company’s ability to successfully capitalize on new and existing cannabis markets, including its ability to successfully monetize its solutions in those markets; the Company’s ability to manage future growth; the Company’s ability to develop new products and solutions, bring them to market in a timely manner, and make enhancements to its platform and the Company’s ability to maintain and grow its two-sided digital network, including its ability to acquire and retain paying customers; the effects of competition on the Company’s future business; the Company’s success in retaining or recruiting, or changes required in, officers, key employees or directors; the possibility that we may be adversely affected by other economic, business or competitive factors; the possibility that the Company may be adversely affected by other economic, business or competitive and those factors discussed in the Company’s 2021 Annual Report on Form 10-K filed with Securities and Exchange Commission (the “SEC”) and subsequent Form 10-Qs or Form 8-Ks filed with the SEC. If any of these risks materialize or these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net income (loss) before interest, taxes and depreciation and amortization in the case of EBITDA and further adjusted to exclude stock-based compensation, change in fair value of warrant liability, transaction related bonuses, transaction costs, legal settlements and other non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net income (loss) (the most directly comparable GAAP financial measure) to EBITDA and from EBITDA to Adjusted EBITDA.

We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and both EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to us.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results.

Definition of Key Operating and Financial Metrics

•Monthly Active Users: In any given period, we calculate our monthly active users by determining the total number of unique users who opened our Weedmaps mobile app or gained access to our Weedmaps.com website during the final calendar month of the period. This number has been reported as Monthly Active Users (“MAUs”). This statistic includes users who gain access to the website through paid advertising channels. In the second quarter of 2022, our board of directors received an internal complaint regarding the calculation, definition, and reporting of our MAUs. In response, the board of directors formed a special committee (the “Special Committee”) of independent directors to conduct an internal investigation with the assistance of outside counsel. As a result of this internal investigation, we have determined to provide the following information.

As we have previously disclosed, one of the ways in which we acquire users is through paid advertising. To an increasing degree over time, growth of our monthly active users has been driven by the purchase of pop-under advertisements, which are marketing advertisements on third party websites that automatically present our platform on users’ screens in certain circumstances. Our internal data suggests that the vast majority of users who are directed to weedmaps.com via pop-under advertisements close the site without clicking on any links. Based on management’s review, users whose access to the website resulted from these pop-under advertisements represented approximately 65% of our MAUs as of June 30, 2022, and 54%, 50% and 54% of our MAUs as of March 31, 2022, December 31, 2021 and September 30, 2021, respectively.

Our management has utilized pop-under advertisements, and other digital marketing strategies, based on the belief that they have provided a cost-effective means of promoting awareness of the weedmaps.com website and Weedmaps mobile apps. However, we expect to shift our marketing spend in the coming months to rely less on the use of pop-under advertisements.

In addition, there are inherent limitations on the ability of online platforms to identify unique, rather than repeat, users across sessions. In particular, incognito browsing, usage across devices or mobile and internet platforms, blocking or deleting cookies and IP addresses or other similar methods employed by users limits our ability to identify unique users and, as a result, we believe it is likely that our MAUs may include a significant number of repeat underlying users.

Prior to and in the course of the internal investigation described above, we have continued to review user engagement metrics to determine which metrics may be most useful for investors in evaluating our evolving business and quarterly results of operations, and we intend to update investors on those efforts in connection with the results of operations for the quarter ending September 30, 2022.

The information described above and currently under further review by the Special Committee is not expected to affect our financial results under GAAP or the reporting or disclosure of any currently disclosed non-GAAP financial metric.

•Average Monthly Revenue Per Paying Client: Average monthly revenue per paying client measures how much clients, for the period of measurement, are willing to pay us for our subscription and additional offerings and the efficiency of the bid-auction process for our featured listings placements. We calculate this metric by dividing the average monthly revenue for any particular period by the average monthly number of paying clients in the same respective period. The calculation of monthly revenue includes revenue from any clients that cease to be paying clients during the applicable month.

•Average Monthly Paying Clients: We define average monthly paying clients as the monthly average of clients billed each month over a particular period (and for which services were provided).

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except for share data)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash	$47,604	$67,777
Accounts receivable, net	27,305	17,550
Prepaid expenses and other current assets	15,375	13,607
Total current assets	90,284	98,934
Property and equipment, net	21,211	13,283
Goodwill	67,156	45,295
Intangible assets, net	11,259	8,299
Right-of-use assets	33,805	36,549
Deferred tax assets	183,222	152,097
Other assets	10,774	10,687
Total assets	$417,711	$365,144
Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$31,317	$23,155
Deferred revenue	7,522	8,057
Operating lease liabilities, current	5,885	5,463
Other current liabilities	98	1,125
Total current liabilities	44,822	37,800
Operating lease liabilities, non-current	36,321	39,377
Tax Receivable Agreement liability	142,726	128,567
Warrant liability	13,445	27,460
Other long-term liabilities	2,473	—
Total liabilities	239,787	233,204
Stockholders’ equity
Preferred Stock - $0.0001 par value; 75,000,000 shares authorized; no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Class A Common Stock - $0.0001 par value; 1,500,000,000 shares authorized; 88,836,328 shares issued and outstanding at June 30, 2022 and 65,677,361 shares issued and outstanding at December 31, 2021	9	7
Class V Common Stock - $0.0001 par value; 500,000,000 shares authorized, 56,466,013 shares issued and outstanding at June 30, 2022 and 65,502,347 shares issued and outstanding at December 31, 2021	5	7
Additional paid-in capital	59,135	2,173
Retained earnings	59,168	61,369
Total WM Technology, Inc. stockholders’ equity	118,317	63,556
Noncontrolling interests	59,607	68,384
Total equity	177,924	131,940
Total liabilities and equity	$417,711	$365,144

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$58,294	$46,931	$115,746	$88,085

Operating expenses
Cost of revenues	3,858	1,908	7,598	3,765
Sales and marketing	22,123	15,271	44,005	24,388
Product development	13,263	10,271	26,353	18,139
General and administrative	29,610	33,770	58,665	47,136
Depreciation and amortization	2,458	988	6,403	1,990
Total operating expenses	71,312	62,208	143,024	95,418
Operating loss	(13,018)	(15,277)	(27,278)	(7,333)
Other income (expenses)
Change in fair value of warrant liability	32,234	37,791	14,015	37,791
Other expense, net	(678)	(6,069)	(1,180)	(6,041)
Income (loss) before income taxes	18,538	16,445	(14,443)	24,417
Benefit from income taxes	(1,310)	(392)	(3,058)	(151)
Net income (loss)	19,848	16,837	(11,385)	24,568
Net income (loss) attributable to noncontrolling interests	8,156	12,574	(9,184)	20,305
Net income (loss) attributable to WM Technology, Inc.	$11,692	$4,263	$(2,201)	$4,263

Class A Common Stock:
Basic income (loss) per share	$0.14	$0.07	$(0.03)	$0.07
Diluted income (loss) per share	$0.13	$(0.17)	$(0.03)	$(0.17)

Class A Common Stock:
Weighted average basic shares outstanding	86,425,352	63,738,563	79,476,383	63,738,563
Weighted average diluted shares outstanding	87,230,850	71,347,746	79,476,383	71,347,746

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(11,385)	$24,568
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,403	1,990
Change in fair value of warrant liability	(14,015)	(37,791)
Impairment loss on right-of-use asset	551	2,372
Stock-based compensation	15,611	19,433
Deferred income taxes	(3,058)	(392)
Provision for doubtful accounts	4,691	660
Changes in operating assets and liabilities:
Accounts receivable	(13,612)	(2,104)
Prepaid expenses and other assets	2,867	4,362
Other assets	(87)	32
Accounts payable and accrued expenses	8,851	1,737
Deferred revenue	(631)	1,672
Net cash (used in) provided by operating activities	(3,814)	16,539

Cash flows from investing activities
Purchases of property and equipment	(8,554)	(836)
Cash paid for acquisitions, net of cash acquired	(713)	—
Cash paid for acquisition holdback release	(1,000)	—
Net cash used in investing activities	(10,267)	(836)

Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(13)	—
Proceeds from the Business Combination	—	80,284
Repayment of note payable	—	(205)
Distributions	(1,790)	(18,110)
Repurchase of Class B Units	—	(5,565)
Repayments of insurance premium financing	(4,289)	(364)
Net cash (used in) provided by financing activities	(6,092)	56,040

Net (decrease) increase in cash	(20,173)	71,743
Cash – beginning of period	67,777	19,919
Cash – end of period	$47,604	$91,662

WM TECHNOLOGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$19,848	$16,837	$(11,385)	$24,568
Benefit from income taxes	(1,310)	(392)	(3,058)	(151)
Depreciation and amortization expenses	2,458	988	6,403	1,990
EBITDA	20,996	17,433	(8,040)	26,407
Stock-based compensation	8,094	19,433	15,611	19,433
Change in fair value of warrant liability	(32,234)	(37,791)	(14,015)	(37,791)
Transaction related bonuses	1,073	1,550	3,030	1,550
Transaction costs	—	—	251	—
Legal settlements and other legal costs	925	—	1,064	—
Warrant transaction costs	—	5,506	—	5,506
Impairment of right-of-use assets	551	2,372	551	2,372
Adjusted EBITDA	$(595)	$8,503	$(1,548)	$17,477
______________________________
(1)    Stock-based compensation expense is recorded in the following expense categories on the accompanying consolidated statements of operations for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales and marketing	$2,072	$3,826	$3,883	$3,826
Product development	1,516	1,994	2,928	1,994
General and administrative	4,506	13,613	8,800	13,613
Total stock-based compensation expense	8,094	19,433	15,611	19,433
Amount capitalized to software development	519	—	929	—
Total stock-based compensation cost	$8,613	$19,433	$16,540	$19,433

WM TECHNOLOGY, INC. AND SUBSIDIARIES
SELECTED OPERATING KEY METRICS
(Unaudited)

Selected Key Operating and Financial Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Average monthly paying clients	5,537	4,221	5,282	4,068
Average monthly revenue per paying client	$3,509	$3,706	$3,652	$3,609
Monthly active users	17,402	12,302	17,402	12,302

Contacts

Investor Relations:
investors@weedmaps.com

Media Contract:
press@weedmaps.com